UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): December 23, 2002

InterDigital Communications Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-11152 (Commission File Number)	23-1882087 (IRS Employer Identification No.)

781 Third Avenue, King of Prussia, PA (Address of Principal Executive Offices)	19406-1409 (Zip Code)

Registrant’s telephone number, including area code: 610-878-7800

Item 5.   Other Events.

     InterDigital Communications Corporation today announced that the International Chamber of Commerce (ICC), International Court of Arbitration has rendered a decision in the arbitration proceedings between InterDigital’s subsidiary InterDigital Technology Corporation (ITC) and Samsung Electronics Co. Ltd. (Samsung). The arbitration decision, received December 23, 2002, relates to a complaint filed by ITC against Samsung in February 2002. The decision resolved a dispute between the companies which, among other things, related to the manner in which ITC’s patent license agreement with Nokia should apply to Samsung under Samsung’s most favored licensee (MFL) rights included in its 1996 patent license agreement with ITC. The dispute dealt with specific contractual terms in the Samsung patent license agreement and did not involve any issue of validity or infringement of ITC’s patents. The decision of the arbitration panel is binding, subject to limited appeal rights.

     Under the terms of the ICC decision, Samsung’s prior royalty credit of $18.7 million ($11.5 million of which had previously been recognized as revenue by InterDigital) will be reduced to $6.7 million to account for royalties due on sales of licensed TDMA products up through December 31, 2001. As a result of the ICC decision, InterDigital expects to recognize approximately $0.5 million of revenue in the fourth quarter 2002 related to Samsung’s royalty obligations through December 31, 2001.

     Also, pursuant to Samsung’s election regarding the Nokia patent license agreement under its MFL rights, Samsung’s royalty obligations (against which the $6.7 million credit would apply) for sales of 2G and 2.5G TDMA wireless communications products commencing January 1, 2002 will be determined in accordance with the terms of the Nokia patent license agreement. By reference to the Nokia patent license agreement, in the absence of agreement on royalty rates between the ITC and Samsung, Samsung’s royalty obligations for sales of 2G and 2.5G TDMA wireless communications products commencing January 1, 2002 will be defined by the relevant licensing terms between ITC and certain other leading manufacturers of wireless telecommunications equipment, none of which are yet licensed by ITC. Like Nokia, Samsung also will have the option to elect to apply the relevant licensing terms applicable to certain other manufacturers. When a royalty rate is determined, the starting point for calculating Samsung’s royalty obligation will be January 1, 2002.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/ Lawrence F. Shay

Lawrence F. Shay Vice President, General Counsel and Corporate Secretary

Dated: December 26, 2002